Filed Pursuant to Rule 424(b)(5)
Registration No. 333-108416

Subject to Completion
Preliminary Prospectus Supplement dated May 31, 2007

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 31, 2007)

$500,000,000     % Senior Notes due 2037

We will pay interest on the    % Senior Notes due 2037, or the Notes, at a rate of    % per annum, payable semi-annually in arrears on June 1, and December 1, of each year, beginning on December 1, 2007. The Notes will mature on June 1, 2037.

We may redeem the Notes at our option at any time and from time to time, in whole or in part, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.”  The Notes do not have the benefit of any sinking fund. The Notes are unsecured, senior obligations of Duke Energy Carolinas, LLC.

Investing in the Notes involves risks. See the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement.

	Price to Public (1)	Underwriting Discount (2)	Proceeds to Duke Energy Carolinas, LLC (1)
Per Note	%	%	%
Total Notes	$	$	$

(1)          Plus accrued interest, if any, from June    , 2007, if settlement occurs after that date.

(2)          The underwriters have agreed to reimburse us in an amount equal to $         , including in respect of expenses incurred by us in connection with the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect the Notes to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank N.V./S.A. on or about June    , 2007.

Joint Book-Running Managers

Merrill Lynch & Co.	Morgan Stanley

Co- Managers

BNP PARIBAS

Credit Suisse

Lazard Capital Markets

UBS Investment Bank

The date of this prospectus supplement is May    , 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Duke Energy Carolinas,” “we,” “us” and “our” or similar terms are to Duke Energy Carolinas, LLC and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs and assumptions. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “should,” “predict” and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

-                      State and federal legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements;

-                      State and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric industry;

-                      Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

-                      Industrial, commercial and residential growth in Duke Energy Carolinas’ service territories;

-                      Additional competition in electric markets and continued industry consolidation;

-                      The influence of weather and other natural phenomena on Duke Energy Carolinas’ operations, including the economic, operational and other effects of hurricanes, tornados and other natural phenomena;

-                      The timing and extent of changes in commodity prices and interest rates;

-                      Unscheduled generation outages, unusual maintenance or repairs and electric transmission system constraints;

-                      The results of financing efforts, including Duke Energy Carolinas’ ability to obtain financing on favorable terms, which can be affected by various factors, including Duke Energy Carolinas’ credit ratings and general economic conditions;

-                      Declines in the market prices of equity securities and resultant cash funding requirements of Duke Energy Carolinas for Duke Energy Corporation’s defined benefit pension plans;

-                      The level of credit worthiness of counterparties to Duke Energy Carolinas’ transactions;

-                      Employee workforce factors, including the potential inability to attract and retain key personnel;

-                      The performance of electric generation facilities; and

-                      The effect of accounting pronouncements issued periodically by accounting standard-setting bodies.

In light of these risks, uncertainties and assumptions, the forward-looking events contained or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information in the accompanying prospectus, and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Prior to purchasing any Notes an investor should carefully read the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006.

Duke Energy Carolinas, LLC

Overview

Duke Energy Carolinas, a wholly owned subsidiary of Duke Energy Corporation, generates, transmits, distributes and sells electricity. Its service area covers approximately 22,000 square miles with an estimated population of 6 million in central and western North Carolina and western South Carolina. Duke Energy Carolinas supplies electric service to more than 2.2 million residential, commercial and industrial customers over 97,000 miles of distribution lines and a 13,000 mile transmission system. In addition, municipal and cooperative customers who purchased portions of the Catawba Nuclear Station may also buy power from a variety of suppliers including Duke Energy Carolinas, through contractual agreements. These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission, the North Carolina Utilities Commission and the Public Service Commission of South Carolina.

In December 2006, Duke Energy Carolinas announced an agreement to purchase a portion of Saluda River Electric Cooperative, Inc.’s ownership interest in the Catawba Nuclear Station. Under the terms of the agreement, Duke Energy Carolinas will pay approximately $158 million for the additional ownership interest of the Catawba Nuclear Station. Following the closing of the transaction, Duke Energy Carolinas will own approximately 19 percent of Catawba Nuclear Station. This transaction, which is expected to close prior to September 30, 2008, is subject to approval by various state and federal agencies. For more information on the ownership of Catawba Nuclear Station see Note 5, “Joint Ownership of Generating Facilities,”  to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006.

We are a North Carolina limited liability company. The address of our principal executive offices is 526 South Church Street, Charlotte, North Carolina 28202-1803. Our telephone number is (704) 594-6200.

The foregoing information about Duke Energy Carolinas is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy Carolinas, you should refer to the information described under the caption “Where You Can Find More Information.”

The Offering

Issuer	Duke Energy Carolinas, LLC
Securities offered	% Senior Notes due 2037
Maturity	The Notes will mature on June 1, 2037.
Interest Payment Dates	Interest on the Notes shall be payable semi-annually in arrears on June 1, and December 1, of each year, beginning on December 1, 2007.
Redemption

The Notes are redeemable at the option of Duke Energy Carolinas, LLC at any time and from time to time, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to such redemption date) up to, but not including, the redemption date, discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate plus     basis points, plus, in either case, accrued and unpaid interest on the Notes being redeemed to such redemption date. See “Description of the Notes—Optional Redemption” for a description of how the redemption price is calculated. The Notes will not have the benefit of a sinking fund.

Ratings (Moody’s/S&P)	A3 / A-
Ranking

The Notes will be our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. All of our First and Refunding Mortgage Bonds outstanding are effectively senior to the Notes to the extent of the value of the properties securing them. The Notes will be structurally subordinated to all liabilities of our subsidiaries. As of March 31, 2007, we had approximately $3.6 billion of unsecured and unsubordinated obligations that will rank equally in priority with respect to the Notes, approximately $1.3 billion of secured obligations that will rank senior in priority with respect to the Notes to the extent of the value of the secured property and our subsidiaries had approximately $300 million of obligations to which the Notes will be structurally subordinated. Our Senior Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it. The Notes are not an obligation of Duke Energy Corporation and Duke Energy Corporation is not guaranteeing the Notes.

Certain Covenants

The indenture governing the Notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets. See “Description of the Senior Notes” in the accompanying prospectus.

Book-Entry

The Notes will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC (in the United States), or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants in those systems, or indirectly through organizations which are participants in those systems. This means that you will not receive a certificate for your Notes and Notes will not be registered in your name, except under certain limited circumstances described under the caption “Book-Entry System.”

RISK FACTORS

You should carefully consider the risk factors under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2007
Ratio of Earnings to Fixed Charges	1.7	1.5	1.7	2.2	3.2	3.7

In calculating the above ratios, earnings includes (1) pre-tax income from continuing operations, (2) fixed charges, and (3) distributed income from equity investees and excludes (1) preference security dividend requirements of consolidated subsidiaries and (2) capitalized interest. Fixed charges include (1) interest on debt, including capitalized portions, (2) the estimated interest component of rentals and (3) preference security dividend requirements of consolidated subsidiaries. Certain prior year amounts have been adjusted for businesses reclassified to discontinued operations during 2006 as a result of Duke Energy Carolinas’ transfer of all its membership interests in Spectra Energy Capital LLC (formerly Duke Capital LLC) to Duke Energy on April 3, 2006.

USE OF PROCEEDS

The aggregate net proceeds from the sale of the Notes will be approximately $         million, after deducting the underwriting discount and other estimated offering expenses.

The net proceeds from the sale of the Notes will be used to redeem commercial paper that was issued to repay all of our outstanding $250 million 6.60% Insured Quarterly Senior Notes due 2022 on April 30, 2007, and approximately $110 million of our 1.75% Senior Convertible Notes due 2023 on May 15, 2007. The remainder will be used for general company purposes. As of March 31, 2007, Duke Energy Carolinas, LLC had approximately $319 million of commercial paper outstanding, with a weighted average interest rate of 5.33% and a weighted average of approximately 29 days to maturity, which was incurred for general company purposes.

DESCRIPTION OF THE NOTES

General

The following description of the terms of the Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under a Senior Indenture between us and The Bank of New York, as successor trustee, dated as of September 1, 1998, as supplemented from time to time, including by the Sixteenth Supplemental Indenture, to be dated as of June    , 2007, collectively referred to as the Senior Indenture. This description is not complete, and we refer you to the accompanying prospectus and the Senior Indenture. Capitalized terms used herein without definition have the meanings assigned to them in the Senior Indenture.

The Notes are issuable in denominations of $1,000 or any integral multiple of $1,000 in excess thereof. The Notes will be issued in an aggregate principal amount of $500,000,000.

We may from time to time, without notice to or the consent of existing holders, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes of like tenor.

As used in this prospectus supplement, “business day” means, with respect to the Notes, any day, other than a Saturday or Sunday, a day on which banking institutions in New York, New York are authorized or obligated by law, or executive order to remain closed, or a day on which the Corporate Trust Office is closed for business.

Ranking

The Notes will be our direct, unsecured and unsubordinated obligations. The Notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated debt. All of our First and Refunding Mortgage Bonds outstanding are effectively senior to the Notes to the extent of the value of the properties securing them. As of March 31, 2007, there were approximately $1,331 million aggregate principal amount of all series of First and Refunding Mortgage Bonds outstanding. As of March 31, 2007, there was approximately $3,615 million of unsecured and unsubordinated long-term indebtedness of Duke Energy Carolinas outstanding. The Notes will be structurally subordinated to all liabilities of our subsidiaries. As of March 31, 2007, our subsidiaries had outstanding approximately $300 million of long-term indebtedness. Our Senior Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

The Notes are not an obligation of Duke Energy Corporation and Duke Energy Corporation is not guaranteeing the Notes.

Interest

The Notes will mature on June 1, 2037 and will bear interest at a rate of    % per annum. Interest shall be payable semi-annually in arrears on June 1, and December 1, of each year, beginning on December 1, 2007. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest will be paid to the person in whose name each Note is registered at the close of business on the fifteenth calendar day next preceding each semi-annual interest payment date (whether or not a business day). Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from June    , 2007 or from the most recent interest payment date to which interest has been paid or duly provided for.

Optional Redemption

We have the right to redeem the Notes, in whole or in part at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to such redemption date) up to, but not including, the redemption date, discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points, plus, in either case, accrued and unpaid interest on the Notes being redeemed to such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means with respect to any redemption date for Notes, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if fewer than five such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, UBS Securities LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Redemption Procedures

We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Ratings

We expect that the Notes will be rated “A3” by Moody’s Investors Service, Inc. and “A-” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

BOOK-ENTRY SYSTEM

The Depository Trust Company, or “DTC,’” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global security certificates.

Investors may elect to hold interests in the global Notes through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the Notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated Notes if an event of default has occurred and is continuing under the Senior Indenture. If we determine at any time that the Notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Notes represented by these certificates for all purposes under the Notes and the indenture governing the Notes. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•       will not be entitled to have the Notes represented by these global security certificates registered in their names, and

•       will not be considered to be owners or holders of the global security certificates or any Notes represented by these certificates for any purpose under the Notes or the indenture governing the Notes.

All payments on the Notes represented by the global security certificates and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNDERWRITING

We intend to offer the Notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the Notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. Incorporated
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Lazard Capital Markets LLC
UBS Securities LLC
Total	$500,000,000

The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Notes to the public at the price to public on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of       % of the principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of    % of the principal amount of the Notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $     and are payable by us. The underwriters have agreed to reimburse us for these offering expenses.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell an aggregate principal amount of Notes that is greater than the amount set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of Notes to the public in that Member State:

•       at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

•       at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•       at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive (except in reliance on Article 3.2(b) of the Prospectus Directive).

For the purposes of the above, the expression an “offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not he registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SPA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SPA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SPA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SEA or to a relevant person, or any person pursuant to Section 2750 (1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters with respect to the offering of the Notes will be passed on for us by Robert T. Lucas III, Esq., who is Duke Energy Carolinas’ Associate General Counsel and Assistant Secretary, and by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., and for the underwriters by Sidley Austin LLP, New York, New York. In rendering their opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Sidley Austin LLP will rely upon Mr. Lucas as to all matters of North Carolina law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public through  Duke Energy Carolinas’ web site at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC’s web site at http://www.sec.gov.

This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

The SEC allows Duke Energy Carolinas to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that Duke Energy Carolinas files later with the SEC will automatically update and supersede this information. Duke Energy Carolinas incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Duke Energy Carolinas completes its offering of the Notes:

-                      Duke Energy Carolinas’ annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 15, 2007;

-                      Duke Energy Carolinas’ quarterly report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the SEC on May 14, 2007; and

-                      Duke Energy Carolinas’ current report on Form 8-K dated March 6, 2007  filed with the SEC on March 12, 2007.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this prospectus supplement.

We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Carolinas, LLC
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

Prospectus

$950,000,000

DUKE ENERGY CAROLINAS, LLC

Senior Notes
Junior Subordinated Notes
First and Refunding Mortgage Bonds

This prospectus contains summaries of the general terms of these securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 31, 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus is accurate as of any date other than the date of the document containing the information.

TABLE OF CONTENTS

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Duke Energy Carolinas filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, Duke Energy Carolinas may issue Senior Notes, Junior Subordinated Notes and First and Refunding Mortgage Bonds in one or more offerings up to a total dollar amount of $950,000,000.

This prospectus provides general descriptions of the securities Duke Energy Carolinas may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption “Where You Can Find More Information.”

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Duke Energy Carolinas,” “we,” “us” and “our” or similar terms are to Duke Energy Carolinas, LLC and its subsidiaries.

DUKE ENERGY CAROLINAS, LLC

Overview

Duke Energy Carolinas, a wholly owned subsidiary of Duke Energy Corporation, generates, transmits, distributes and sells electricity. Its service area covers approximately 22,000 square miles with an estimated population of 6 million in central and western North Carolina and western South Carolina. Duke Energy Carolinas supplies electric service to more than 2.2 million residential, commercial and industrial customers over 97,000 miles of distribution lines and a 13,000 mile transmission system. In addition, municipal and cooperative customers who purchased portions of the Catawba Nuclear Station may also buy power from a variety of suppliers including Duke Energy Carolinas, through contractual agreements. These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission, the North Carolina Utilities Commission and the Public Service Commission of South Carolina.

In December 2006, Duke Energy Carolinas announced an agreement to purchase a portion of Saluda River Electric Cooperative, Inc.’s ownership interest in the Catawba Nuclear Station. Under the terms of the agreement, Duke Energy Carolinas will pay approximately $158 million for the additional ownership interest of the Catawba Nuclear Station. Following the closing of the transaction, Duke Energy Carolinas will own approximately 19 percent of Catawba Nuclear Station. This transaction, which is expected to close prior to September 30, 2008, is subject to approval by various state and federal agencies. For more information on the ownership of Catawba Nuclear Station see Note 5, “Joint Ownership of Generating Facilities,” to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006.

We are a North Carolina limited liability company. The address of our principal executive offices is 526 South Church Street, Charlotte, North Carolina 28202-1803. Our telephone number is (704) 594-6200.

The foregoing information about Duke Energy Carolinas is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy Carolinas, you should refer to the information described under the caption “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

						Three
						Months
						Ended
	Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2007
Ratio of Earnings to Fixed Charges	1.7	1.5	1.7	2.2	3.2	3.7

In calculating the above ratios, earnings includes (1) pre-tax income from continuing operations, (2) fixed charges, and (3) distributed income from equity investees and excludes (1) preference security dividend requirements of consolidated subsidiaries and (2) capitalized interest. Fixed charges include (1) interest on debt, including capitalized portions, (2) the estimated interest component of rentals and (3) preference security dividend requirements of consolidated subsidiaries. Certain prior year amounts have been adjusted for businesses reclassified to discontinued operations during 2006 as a result of Duke Energy Carolinas’ transfer of all its membership interests in Spectra Energy Capital LLC (formerly Duke Capital LLC) to Duke Energy on April 3, 2006.

USE OF PROCEEDS

Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, Duke Energy Carolinas intends to use the net proceeds from the sale of any offered securities:

•       to redeem or purchase from time to time presently outstanding securities when it anticipates those transactions will result in an overall cost savings;

•       to repay maturing securities;

•       to finance its ongoing construction program; or

•       for general company purposes.

DESCRIPTION OF THE SENIOR NOTES

Duke Energy Carolinas will issue the Senior Notes in one or more series under its Senior Indenture dated as of September 1, 1998, as supplemented from time to time. Unless otherwise specified, the trustee under the Senior Indenture will be The Bank of New York. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Duke Energy Carolinas’ other unsecured and unsubordinated indebtedness. The First and Refunding Mortgage Bonds are effectively senior to the Senior Notes to the extent of the value of the properties securing them.

The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

General

The Senior Indenture does not limit the amount of Senior Notes that Duke Energy Carolinas may issue under it. Duke Energy Carolinas may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. The form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

The Senior Indenture does not protect the holders of Senior Notes if Duke Energy Carolinas engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms may include some or all of the following:

•       the title of the series;

•       the total principal amount of the Senior Notes of the series;

•       the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy Carolinas has to change the date on which principal is payable;

•       the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•       any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•       whether Duke Energy Carolinas may extend the interest payment periods and, if so, the terms of the extension;

•       the place or places where payments will be made;

•       whether Duke Energy Carolinas has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

•       any obligation that Duke Energy Carolinas has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

•       whether the provisions described under “Defeasance and Covenant Defeasance” will not apply to the Senior Notes;

•       the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•       if payments may be made, at Duke Energy Carolinas’ election or at the holder’s election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•       the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•       whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

•       any changes in the events of default or covenants with respect to the Senior Notes;

•       any index or formula used for determining principal, premium or interest;

•       if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•       the date or dates after which holder may convert the Senior Notes into other securities of Duke Energy Carolinas and the terms for that conversion;

•       the date or dates upon which the Senior Notes will be mandatorily converted into other securities of Duke Energy Carolinas and the terms for that conversion;

•       the terms for the attachment to Senior Notes of rights to purchase or sell other securities of Duke Energy Carolinas; and

•       any other terms.

Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, Duke Energy Carolinas will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Duke Energy Carolinas may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at The Bank of New York, 101 Barclay Street, New York, New York 10286 or at any other office or agency maintained by Duke Energy Carolinas for such purpose.

The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement.

Duke Energy Carolinas may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

Global Securities

Duke Energy Carolinas may issue some or all of the Senior Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. Duke Energy Carolinas will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing Senior Notes, that person will be considered the sole owner and holder of the global security and the Senior Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

•       may not have the global security or any Senior Notes it represents registered in their names;

•       may not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the global security; and

•       will not be considered the owners or holders of the global security or any Senior Notes it represents for any purposes under the Senior Notes or the Senior Indenture.

Duke Energy Carolinas will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Senior Notes is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•       the securities depositary, with respect to participants’ interests; and

•       any participant, with respect to interests the participant holds on behalf of other persons.

Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing Senior Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•       Duke Energy Carolinas;

•       the Senior Indenture Trustee; or

•       an agent of either of them.

Redemption

Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, Duke Energy Carolinas may redeem Senior Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Senior Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the Senior Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy Carolinas will not be required to redeem those Senior Notes.

Duke Energy Carolinas will not be required to:

•       issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption; or

•       register the transfer of or exchange any Senior Note of that series selected for redemption except the unredeemed portion of a Senior Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

The Senior Indenture provides that Duke Energy Carolinas may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy Carolinas’ obligations under the Senior Indenture and the Senior Notes issued under it, and Duke Energy Carolinas must deliver to the Senior Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy Carolinas under the Senior Indenture, and Duke Energy Carolinas will be relieved of its obligations under the Senior Indenture and the Senior Notes.

Modification; Waiver

Duke Energy Carolinas may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

•       change the maturity date of the principal or any installment of principal or interest on that Senior Note;

•       reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

•       reduce the amount of principal due and payable upon acceleration of maturity;

•       change the currency of payment of principal, premium or interest on that Senior Note;

•       impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

•       reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

•       with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy Carolinas may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Duke Energy Carolinas’ compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under “Negative Pledge.”  The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

Events of Default

The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement:

•       failure to pay principal of or any premium on any Senior Note of that series when due;

•       failure to pay when due any interest on any Senior Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy Carolinas is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

•       failure to make any sinking fund payment when required for any Senior Note of that series that continues for 60 days;

•       failure to perform any covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Duke Energy Carolinas written notice of the default; and

•       certain bankruptcy, insolvency or reorganization events with respect to Duke Energy Carolinas.

In the case of the fourth event of default listed above, the Senior Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the Senior Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy Carolinas has initiated and is diligently pursuing corrective action.

Duke Energy Carolinas may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

If an event of default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment for payment of the money due has been obtained if:

•       Duke Energy Carolinas has paid or deposited with the Senior Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Senior Indenture Trustee; and

•       all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The Senior Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the Senior Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or the exercise of any power of the Senior Indenture Trustee with respect to those Senior Notes. The Senior Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Senior Indenture Trustee in good faith considers it in the interest of the holders to do so.

The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

Duke Energy Carolinas is required to furnish each year to the Senior Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Duke Energy Carolinas’ option:

•       by wire transfer to an account at a banking institution in the United States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

•       by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, the Senior Indenture Trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the Senior Indenture Trustee will be the office through which the paying agent acts. Duke Energy Carolinas may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that Duke Energy Carolinas has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy Carolinas at its request. After repayment to Duke Energy Carolinas, holders should look only to Duke Energy Carolinas for those payments.

Negative Pledge

While any of the Senior Notes remain outstanding, Duke Energy Carolinas will not create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any of its property, whether owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Duke Energy Carolinas, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

The foregoing restriction does not apply with respect to, among other things:

•       purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Duke Energy Carolinas acquired after the date of the Senior Indenture;

•       mortgages, liens, pledges, security interests or other encumbrances existing on any property at the time Duke Energy Carolinas acquired it, including those which exist on any property of an entity with which Duke Energy Carolinas is consolidated or merged or which transfers or leases all or substantially all of its properties to Duke Energy Carolinas;

•       mortgages, liens, pledges, security interests or other encumbrances upon any property of Duke Energy Carolinas that existed on the date of the initial issuance of the Senior Notes;

•       pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Energy Carolinas is a party;

•       liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

•       liens incurred in connection with the issuance of bankers’ acceptances and lines of credit, bankers’ liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

•       liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

•       liens securing industrial revenue or pollution control bonds;

•       liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Energy Carolinas;

•       liens created in connection with, and created to secure, a non-recourse obligation;

•       Bonds issued or to be issued from time to time under Duke Energy Carolinas’ First and Refunding Mortgage, and the “permitted liens” specified in Duke Energy Carolinas’ First and Refunding Mortgage;

•       indebtedness which Duke Energy Carolinas may issue in connection with its consolidation or merger with or into any other entity, which may be its affiliate, in exchange for or otherwise in substitution for secured indebtedness of that entity, or Third Party Debt, which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

•       indebtedness of any entity which Duke Energy Carolinas is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Duke Energy Carolinas is subjected to a mortgage, lien,  pledge, security interest or other encumbrance;

•       mortgages, liens, pledges, security interests or other encumbrances upon any property that Duke Energy Carolinas acquired, constructed, developed or improved after the date of the Senior Indenture which are created before, at the time of, or within 18 months after such acquisition—or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later—to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Duke Energy Carolinas owns other than real property that is unimproved up to that time; and

•       the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Duke Energy Carolinas may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Duke Energy Carolinas equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Duke Energy Carolinas that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Duke Energy Carolinas’ common stockholders’ equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

Defeasance and Covenant Defeasance

The Senior Indenture provides that Duke Energy Carolinas may be:

•       discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a “defeasance” in this prospectus; and

•       released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under “Negative Pledge,” as described in the Senior Indenture, such a release being called a “covenant defeasance” in this prospectus.

Duke Energy Carolinas must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Duke Energy Carolinas has been released. A defeasance may occur after a covenant defeasance.

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy Carolinas urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Senior Indenture Trustee

The Bank of New York is the Senior Indenture Trustee and is also the trustee under Duke Energy Carolinas’ Subordinated Indenture and the trustee under Duke Energy Carolinas’ First and Refunding Mortgage. Duke Energy Carolinas and certain of its affiliates have banking relationships with The Bank of New York. The Bank of New York also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy Carolinas and of certain of its affiliates are outstanding.

The Senior Indenture Trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Senior Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

Duke Energy Carolinas will issue the Junior Subordinated Notes in one or more series under its Subordinated Indenture dated as of December 1, 1997, as supplemented from time to time. Unless otherwise specified, the trustee under the Subordinated Indenture will be The Bank of New York. The Subordinated Indenture is an exhibit to the registration statement, of which this prospectus is a part.

The Junior Subordinated Notes are unsecured obligations of Duke Energy Carolinas and are junior in right of payment to “Senior Indebtedness” of Duke Energy Carolinas. You will find a description of the subordination provisions of the Junior Subordinated Notes, including a description of Senior Indebtedness of Duke Energy Carolinas, under “Subordination.”

The following description of the Junior Subordinated Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Subordinated Indenture.

General

The Subordinated Indenture does not limit the amount of Subordinated Notes, including Junior Subordinated Notes, that Duke Energy Carolinas may issue under it. Duke Energy Carolinas may issue Subordinated Notes, including Junior Subordinated Notes, from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. Two forms of supplemental indenture to the Subordinated Indenture (one with respect to Junior Subordinated Notes initially issued to a Trust and the other with respect to Junior Subordinated Notes initially issued to the public) are exhibits to the registration statement, of which this prospectus is a part.

The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if Duke Energy Carolinas engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

The prospectus supplement for a particular series of Junior Subordinated Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Junior Subordinated Notes to be offered will be issued. Those terms may include some or all of the following:

•       the title of the series;

•       the total principal amount of the Junior Subordinated Notes of the series;

•       the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy Carolinas has to change the date on which principal is payable;

•       the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•       any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•       whether Duke Energy Carolinas may extend the interest payment periods and, if so, the terms of the extension;

•       the place or places where payments will be made;

•       whether Duke Energy Carolinas has the option to redeem the Junior Subordinated Notes and, if so, the terms of its redemption option;

•       any obligation that Duke Energy Carolinas has to redeem the Junior Subordinated Notes through a sinking fund or to purchase the Junior Subordinated Notes through a purchase fund or at the option of the holder;

•       whether the provisions described under “Defeasance and Covenant Defeasance” will not apply to the Junior Subordinated Notes;

•       the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•       if payments may be made, at Duke Energy Carolinas’ election or at the holder’s election, in a currency other than that in which the Junior Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•       the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•       whether the Junior Subordinated Notes will be issuable as global securities and, if so, the securities depositary;

•       any changes in the events of default or covenants with respect to the Junior Subordinated Notes;

•       any index or formula used for determining principal, premium or interest;

•       if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•       the subordination of the Junior Subordinated Notes to any other of Duke Energy Carolinas’ indebtedness, including other series of Subordinated Notes;

•       the date or dates after which holder may convert the Junior Subordinated Notes into other securities of Duke Energy Carolinas and the terms for that conversion;

•       the date or dates upon which the Junior Subordinated Notes will be mandatorily converted into other securities of Duke Energy Carolinas and the terms for that conversion;

•       the terms for the attachment to Junior Subordinated Notes of rights to purchase or sell other securities of Duke Energy Carolinas; and

•       any other terms.

Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, Duke Energy Carolinas will issue the Junior Subordinated Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes. Duke Energy Carolinas may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities, transfers and exchanges of the Junior Subordinated Notes may be made The Bank of New York, 101 Barclay Street, New York, New York 10286 or at any other office maintained by Duke Energy Carolinas for such purpose.

The Junior Subordinated Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement.

Duke Energy Carolinas may offer and sell the Junior Subordinated Notes, including original issue discount Junior Subordinated Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Junior Subordinated Notes that are denominated in a currency other than U.S. dollars.

Global Securities

Duke Energy Carolinas may issue some or all of the Junior Subordinated Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Energy Carolinas will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing Junior Subordinated Notes, that person will be considered the sole owner and holder of the global security and the Junior Subordinated Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

•       may not have the global security or any Junior Subordinated Notes it represents registered in their names;

•       may not receive or be entitled to receive physical delivery of certificated Junior Subordinated Notes in exchange for the global security; and

•       will not be considered the owners or holders of the global security or any Junior Subordinated Notes it represents for any purposes under the Junior Subordinated Notes or the Subordinated Indenture.

Duke Energy Carolinas will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Junior Subordinated Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Junior Subordinated Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•       the securities depositary, with respect to participants’ interests; and

•       any participant, with respect to interests the participant holds on behalf of other persons.

Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing Junior Subordinated Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•       Duke Energy Carolinas;

•       the Subordinated Indenture Trustee; or

•       any agent of either of them.

Redemption

Provisions relating to the redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, Duke Energy Carolinas may redeem Junior Subordinated Notes only upon notice mailed at least 30, but not more than 60 days before the date fixed for redemption.

Duke Energy Carolinas will not be required to:

•       issue, register the transfer of, or exchange any Junior Subordinated Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Junior Subordinated Notes of that series that have been selected for redemption; or

•       register the transfer of or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

The Subordinated Indenture provides that Duke Energy Carolinas may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy Carolinas’ obligations under the Subordinated Indenture and the Subordinated Notes, including the Junior Subordinated Notes, and Duke Energy Carolinas must deliver to the Subordinated Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Subordinated Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy Carolinas under the Subordinated Indenture, and Duke Energy Carolinas will be relieved of its obligations under the Subordinated Indenture and any Subordinated Notes, including the Junior Subordinated Notes.

Modification; Waiver

Duke Energy Carolinas may modify the Subordinated Indenture with the consent of the holders of a majority in principal amount of the outstanding Subordinated Notes of all series that are affected by the modification, voting as one class. The consent of the holder of each outstanding Subordinated Note affected is, however, required to:

•       change the maturity date of the principal or any installment of principal or interest on that Subordinated Note;

•       reduce the principal amount, the interest rate or any premium payable upon redemption on that Subordinated Note;

•       reduce the amount of principal due and payable upon acceleration of maturity;

•       change the currency of payment of principal, premium or interest on that Subordinated Note;

•       impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

•       reduce the percentage in principal amount of Subordinated Notes of any series required to modify the Subordinated Indenture, waive compliance with certain restrictive provisions of the Subordinated Indenture or

•       waive certain defaults; or

•       with certain exceptions, modify the provisions of the Subordinated Indenture governing modifications of the Subordinated Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy Carolinas may modify the Subordinated Indenture for certain other purposes, without the consent of any holders of Subordinated Notes, including Junior Subordinated Notes.

The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series may waive, for that series, Duke Energy Carolinas’ compliance with certain restrictive provisions of the Subordinated Indenture. The holders of a majority in principal amount of the outstanding Subordinated Notes of all series under the Subordinated Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Subordinated Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Subordinated Note of the series affected.

Duke Energy Carolinas may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

Events of Default

The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Notes, unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement:

•       failure to pay principal of or any premium on any Junior Subordinated Note of that series when due;

•       failure to pay when due any interest on any Junior Subordinated Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy Carolinas is required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

•       failure to make any sinking fund payment when required for any Junior Subordinated Note of that series that continues for 60 days;

•       failure to perform any covenant in the Subordinated Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series give Duke Energy Carolinas written notice of the default; and

•       certain bankruptcy, insolvency or reorganization events with respect to Duke Energy Carolinas.

In the case of the fourth event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy Carolinas has initiated and is diligently pursuing corrective action.

Duke Energy Carolinas may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

If an event of default with respect to Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes of that series may declare the principal amount of all Junior Subordinated Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

•       Duke Energy Carolinas has paid or deposited with the Subordinated Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Subordinated Indenture Trustee; and

•       all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The Subordinated Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Junior Subordinated Notes unless those holders have offered the Subordinated Indenture Trustee security or indemnity against the costs, expenses and liabilities that it might incur as a result. The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or the exercise of any power of the Subordinated Indenture Trustee with respect to those Junior Subordinated Notes. The Subordinated Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Subordinated Indenture Trustee in good faith considers it in the interest of the holders to do so.

The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments.

Duke Energy Carolinas is required to furnish each year to the Subordinated Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Subordinated Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. The paying agent will pay interest on Junior Subordinated Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy

Carolinas states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Junior Subordinated Notes that are not in global form at its office or, at Duke Energy Carolinas’ option:

•       by wire transfer to an account at a banking institution in the United States that is designated in writing to the Subordinated Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

•       by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes.

Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, the Subordinated Indenture Trustee will act as paying agent for that series of Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Indenture Trustee will be the office through which the paying agent acts. Duke Energy Carolinas may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that Duke Energy Carolinas has paid to a paying agent for principal or interest on any Junior Subordinated Notes that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy Carolinas at its request. After repayment to Duke Energy Carolinas, holders should look only to Duke Energy Carolinas for those payments.

Defeasance and Covenant Defeasance

The Subordinated Indenture provides that Duke Energy Carolinas may be:

•       discharged from its obligations, with certain limited exceptions, with respect to any series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a discharge being called a “defeasance” in this prospectus; and

•       released from its obligations under certain restrictive covenants especially established with respect to a series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a release being called a “covenant defeasance” in this prospectus.

Duke Energy Carolinas must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Junior Subordinated Notes on the maturity dates of those payments or upon redemption. Following a defeasance, payment of the Junior Subordinated Notes defeased may not be accelerated because of an event of default under the Subordinated Indenture.

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Junior Subordinated Notes in which holders of those Junior Subordinated Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy Carolinas urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Subordination

Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

•       Duke Energy Carolinas makes a payment or distribution of any of its assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•       a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•       the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on the Senior Indebtedness, or Duke Energy Carolinas will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

“Senior Indebtedness” means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•       all of Duke Energy Carolinas’ indebtedness that is evidenced by notes, debentures, bonds or other securities Duke Energy Carolinas sells for money or other obligations for money borrowed;

•       all indebtedness of others of the kinds described in the preceding category which Duke Energy Carolinas has assumed or guaranteed or which Duke Energy Carolinas has in effect guaranteed through an agreement to purchase, contingent or otherwise; and

•       all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Notes. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

Future series of Subordinated Notes that are not Junior Subordinated Notes may rank senior to outstanding series of Junior Subordinated Notes and would constitute Senior Indebtedness with respect to those series.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that Duke Energy Carolinas may issue. As of March 31, 2007, Duke Energy Carolinas’ Senior Indebtedness totaled approximately $5.3 billion.

Concerning the Subordinated Indenture Trustee

The Bank of New York is the Subordinated Indenture Trustee and is also the Senior Indenture Trustee and the trustee under Duke Energy Carolinas’ First and Refunding Mortgage. Duke Energy Carolinas and certain of its affiliates have banking relationships with The Bank of New York. The Bank of New York also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy Carolinas and of certain of its affiliates are outstanding.

The Subordinated Indenture Trustee will perform only those duties that are specifically set forth in the Subordinated Indenture unless an event of default under the Subordinated Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Subordinated Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

DESCRIPTION OF THE FIRST AND REFUNDING MORTGAGE BONDS

Duke Energy Carolinas will issue the First and Refunding Mortgage Bonds in one or more series under its First and Refunding Mortgage, dated as of December 1, 1927, to The Bank of New York, as Trustee, as supplemented and amended from time to time. The First and Refunding Mortgage is sometimes called the “Mortgage” and the First and Refunding Mortgage Bonds are sometimes called the “Bonds” in this prospectus. The trustee under the Mortgage is sometimes called the “Bond Trustee” in this prospectus.  The Mortgage is an exhibit to the registration statement, of which this prospectus is a part.

The following description of the Bonds is only a summary and is not intended to be comprehensive. For additional information you should refer to the Mortgage.

General

The amount of Bonds that Duke Energy Carolinas may issue under the Mortgage is unlimited. Duke Energy Carolinas’ Board of Directors will determine the terms of each series of Bonds, including denominations, maturity, interest rate and payment terms and whether the series will have redemption or sinking fund provisions or will be convertible into other securities of Duke Energy Carolinas. The Bonds may also be issued as part of the medium term note series established under the Mortgage.

Unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement, Duke Energy Carolinas will issue the Bonds only in fully registered form without coupons and there will be no service charge for any transfers and exchanges of the Bonds. Duke Energy Carolinas may, however, require payment to cover any stamp tax or other governmental charge payable in connection with any transfer or exchange. Transfers and exchanges of the Bonds may be made at The Bank of New York, 101 Barclay Street, New York, New York 10286 or at any other office maintained by Duke Energy Carolinas for such purpose.

The Bonds will be issuable in denominations of $1,000 and multiples of $1,000, unless Duke Energy Carolinas states otherwise in the applicable prospectus supplement. The Bonds will be exchangeable for an equivalent principal amount of Bonds of other authorized denominations of the same series.

The prospectus supplement for a particular series of Bonds will describe the maturity, interest rate and payment terms of those Bonds and any relevant redemption or sinking fund provisions.

Security

The Mortgage creates a continuing lien to secure the payment of principal and interest on the Bonds. All the Bonds are equally and ratably secured without preference, priority or distinction. With some exceptions, the lien of the Mortgage covers substantially all of Duke Energy Carolinas’ properties, real, personal and mixed, and Duke Energy Carolinas’ franchises, including properties acquired after the date of the Mortgage and the date hereof. Those exceptions include cash, accounts receivable, inventories of materials and supplies, merchandise held for sale, securities that Duke Energy Carolinas holds, after-acquired property not useful in Duke Energy Carolinas’ electric business, after-acquired franchises and after-acquired non-electric properties.

We have not made any appraisal of the value of the properties subject to the lien. The value of the properties in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. In the event of liquidation, if the proceeds were not sufficient to repay amounts under all of the Bonds then outstanding, then holders of the Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets. As of March 31, 2007, we had total senior secured indebtedness of approximately $1.6 billion and total senior unsecured indebtedness of approximately $3.6 billion.

The lien of the Mortgage is subject to certain permitted liens and to liens that exist upon properties that Duke Energy Carolinas acquired after it entered into the Mortgage to the extent of the amounts of prior lien bonds secured by those properties (not, however, exceeding 75% of the cost or value of those properties) and additions to those properties.  “Prior lien bonds” are bonds or other indebtedness that are secured at the time of acquisition by a lien upon property that Duke Energy Carolinas acquires after the date of the Mortgage that becomes subject to the lien of the Mortgage.

Issuance of Additional Bonds

If Duke Energy Carolinas satisfies the conditions in the Mortgage, the Bond Trustee may authenticate and deliver additional Bonds in an aggregate principal amount not exceeding:

•       the amount of cash that Duke Energy Carolinas has deposited with the Bond Trustee for that purpose;

•       the amount of previously authenticated and delivered Bonds or refundable prior lien bonds that have been or are to be retired which, with some exceptions, Duke Energy Carolinas has deposited with the Bond Trustee for that purpose; or

•       66 2/3% of the aggregate of the net amounts of additional property (electric) certified to the Bond Trustee after February 18, 1949.

The Bond Trustee may not authenticate and deliver any additional Bonds under the Mortgage, other than some types of refunding Bonds, unless Duke Energy Carolinas’ available net earnings for twelve consecutive calendar months within the immediately preceding fifteen calendar months have been at least twice the amount of the annual interest charges on all Bonds outstanding under the Mortgage, including the Bonds proposed to be issued, and on all outstanding prior lien bonds that the Bond Trustee does not hold under the Mortgage.

Duke Energy Carolinas may not apply to the Bond Trustee to authenticate and deliver any Bonds (1) in an aggregate principal amount exceeding $26,000,000 on the basis of additional property (electric) that Duke Energy Carolinas acquired or constructed prior to January 1, 1949 or (2) on the basis of Bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949. Duke Energy Carolinas may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing those prior lien bonds as refundable if the aggregate principal amount of those prior lien bonds exceeds 66 2/3% of the net amount of the additional property that is subject to the lien of such prior lien bonds.

Release Provisions

The Mortgage permits Duke Energy Carolinas to dispose of certain property and to take other actions without the Bond Trustee releasing that property. The Mortgage also permits the release of mortgaged property if Duke Energy Carolinas deposits cash or other consideration equal to the value of the mortgaged property to be released. In certain events and within certain limitations, the Bond Trustee is required to pay out cash that the Bond Trustee receives—other than for the Replacement Fund or as the basis for issuing Bonds—upon Duke Energy Carolinas’ application.

Duke Energy Carolinas may withdraw cash that it deposited with the Bond Trustee as the basis for issuing Bonds in an amount equal to the principal amount of any Bonds that it is entitled to have authenticated and delivered on the basis of additional property (electric), on the basis of Bonds previously authenticated and delivered or on the basis of refundable prior lien bonds.

Replacement Fund

The Mortgage requires Duke Energy Carolinas to deposit with the Bond Trustee annually, for the Replacement Fund established under the Mortgage, the sum of the “replacement requirements” for all years beginning with 1949 and ending with the last calendar year preceding the deposit date, less certain deductions.  Those deductions are (1) the aggregate original cost of all fixed property (electric) retired during that time period, not exceeding the aggregate of the gross amounts of additional property (electric) that Duke Energy Carolinas acquired or constructed during the same period, and (2) the aggregate amount of cash that Duke Energy Carolinas deposited with the Bond Trustee up to that time, or that Duke Energy Carolinas would have been required to deposit except for permitted reductions, under the Replacement Fund.

The “replacement requirement” for any year is 2 1/2% of the average “amount of depreciable fixed property” (electric) owned by Duke Energy Carolinas at the beginning and end of that year, not exceeding, however, the amount Duke Energy Carolinas is permitted to charge as an operating expense for depreciation or retirement by any governmental authority, or the amount deductible as depreciation or similar expense for federal income tax purposes.  The “amount of depreciable fixed property” (electric) is the amount by which the sum of $192,913,385 plus the aggregate gross amount of all depreciable additional property (electric) that Duke Energy Carolinas acquired or constructed from January 1, 1949 to the date as of which such amount is determined exceeds the original cost of all of Duke Energy Carolinas’ depreciable fixed property (electric) retired during that period or released from the lien of the Mortgage.

Duke Energy Carolinas may reduce the amount of cash at any time required to be deposited in the Replacement Fund and may withdraw any cash that it previously deposited that is held in the Replacement Fund:

•       in an amount equal to 150% of the principal amount of Bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, deposited with the Bond Trustee and on the basis of which Duke Energy Carolinas would otherwise have been entitled to have additional Bonds authenticated and delivered; and

•       in an amount equal to 150% of the principal amount of Bonds which Duke Energy Carolinas would otherwise be entitled to have authenticated and delivered on the basis of additional property (electric).

Upon Duke Energy Carolinas’ application, the Bond Trustee will apply cash that Duke Energy Carolinas deposited in the Replacement Fund and has not previously withdrawn to the payment, purchase or redemption of Bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

Duke Energy Carolinas has never deposited any cash with the Bond Trustee for the Replacement Fund. If Duke Energy Carolinas deposits any cash in the future, it has agreed not to apply that cash to the redemption of the Bonds as long as any Bonds then outstanding remain outstanding.

Amendments of the Mortgage

Duke Energy Carolinas may amend the Mortgage with the consent of the holders of 66 2/3% in principal amount of the Bonds, except that no such amendment may:

•       affect the terms of payment of principal at maturity or of interest or premium on any Bond;

•       affect the rights of Bondholders to sue to enforce any such payment at maturity; or

•       reduce the percentage of Bonds required to consent to an amendment.

No amendment may affect the rights under the Mortgage of the holders of less than all of the series of Bonds outstanding unless the holders of 66 2/3% in principal amount of the Bonds of each series affected consent to the amendment.

The covenants included in the supplemental indenture for any series of Bonds to be issued will be solely for the benefit of the holders of those Bonds. Duke Energy Carolinas may modify any such covenant only with the consent of the holders of 66 2/3% in principal amount of those Bonds outstanding, without the consent of Bondholders of any other series.

Events of Default

The Bond Trustee may, and at the written request of the holders of a majority in principal amount of the outstanding Bonds will, declare the principal of all outstanding Bonds due when any event of default under the Mortgage occurs. The holders of a majority in principal amount of the outstanding Bonds may, however, waive the default and rescind the declaration if Duke Energy Carolinas cures the default.

Events of default under the Mortgage include:

•       default in the payment of principal;

•       default for 60 days in the payment of interest;

•       default in the performance of any other covenant in the Mortgage continuing for 60 days after the Bond Trustee or the holders of not less than 10% in principal amount of the Bonds then outstanding give notice of the default;

•       Duke Energy Carolinas is adjudicated insolvent or bankrupt by decree of a court or a receiver is appointed of all or any substantial part of the mortgaged property in an insolvency or bankruptcy proceeding and the order or decree remains unstayed and in effect for 60 days; and

•       Duke Energy Carolinas files a petition in voluntary bankruptcy, makes an assignment for the benefit of creditors or consents to the appointment of a receiver of all or any substantial part of the mortgaged property or to any adjudication of insolvency or bankruptcy.

Duke Energy Carolinas provides a statement by its officers each year to the Bond Trustee stating whether it has complied with the covenants of the Mortgage.

Concerning the Bond Trustee

The Bank of New York is the Bond Trustee and is also the Senior Indenture Trustee and the Subordinated Indenture Trustee. Duke Energy Carolinas and some of its affiliates have banking relationships with The Bank of New York. The Bank of New York also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy Carolinas and of some of its affiliates are outstanding.

The Bond Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Bonds unless those Bondholders have offered to the Bond Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the Bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Bond Trustee, or the exercise of any trust or power of the Bond Trustee. The Bond Trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

PLAN OF DISTRIBUTION

Duke Energy Carolinas may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•       the name or names of any underwriters;

•       the purchase price of the securities and the proceeds to Duke Energy Carolinas from the sale;

•       any underwriting discounts and other items constituting underwriters’ compensation;

•       any public offering price;

•       any discounts or concessions allowed or reallowed or paid to dealers; and

•       any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

Duke Energy Carolinas may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. Duke Energy Carolinas may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from Duke Energy Carolinas in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

Duke Energy Carolinas may sell the securities directly or through agents it designates from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by Duke Energy Carolinas to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, Duke Energy Carolinas and its subsidiaries or affiliates in the ordinary course of business.

Any underwriting or other compensation which Duke Energy Carolinas pays to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with Duke Energy Carolinas, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Duke Energy Carolinas, LLC incorporated in this prospectus by reference from Duke Energy Carolinas’ Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the April 3, 2006 conversion to a limited liability company and the transfer of a subsidiary to its parent), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of DCP Midstream, LLC as of and for the years ended December 31, 2006 and 2005, incorporated in this prospectus by reference from Duke Energy Carolinas’ Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, TEPPCO Partners, L.P. has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003.

VALIDITY OF THE SECURITIES

Robert T. Lucas III, Esq., who is Duke Energy Carolinas’ Associate General Counsel and Assistant Secretary, and/or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., will issue opinions about the validity of the securities offered by Duke Energy Carolinas in the applicable prospectus supplement for Duke Energy Carolinas. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.

WHERE YOU CAN FIND MORE INFORMATION

Duke Energy Carolinas is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public through Duke Energy Carolina’s web site at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC web site at http://www.sec.gov.

Additional information about Duke Energy Carolinas is also available on its web site at http://www.duke-energy.com. Such web site is not a part of this prospectus.

The SEC allows Duke Energy Carolinas to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that Duke Energy Carolinas files later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy Carolinas incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Duke Energy Carolinas completes its offering of the Notes:

–      Duke Energy Carolinas’ annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 15, 2007;

–      Duke Energy Carolinas’ quarterly report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the SEC on May 14, 2007; and

–      Duke Energy Carolinas’ current report on Form 8-K dated March 6, 2007 filed on March 12, 2007.

We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Carolinas, LLC
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)